Exhibit 99.1

Soligenix Announces 1 for 20 Reverse-Split of its Common Stock

Cash Resources Total Approximately $6.1 Million or $0.55 per Share

Princeton, NJ – January 31, 2012 – Soligenix, Inc. (OTCBB: SNGX) (Soligenix or the Company), a development stage biopharmaceutical company, announced it has filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to implement a one-for-twenty reverse split of its common stock which will take effect tomorrow morning.

“Given our current stock price, we believe this is an opportune time to effect a reverse stock split,” stated Christopher J. Schaber, PhD, President and CEO of Soligenix. “We believe the reverse split improves Soligenix’s capital structure and creates a more appealing stock price, thereby, giving us access to a larger market audience for our common stock. Importantly, it also facilitates easier trading of our stock in light of the new low-price stock trading limitations being imposed by a number of prominent clearing firms. After a relatively quiet period following the termination of our Phase 3 clinical trial of orBec® in acute GI GVHD, we expect to be announcing developments in the coming weeks with our other novel programs, namely, thermostability, acute radiation syndrome, and acute radiation enteritis.”

The reverse split will become effective at 9:00 AM EST on Wednesday, February 1, 2012. The reverse split, which was overwhelmingly approved by the Company’s stockholders on September 23, 2010 and recently unanimously authorized by its Board, will reduce the number of shares of the Company’s outstanding common stock from approximately 221 million to approximately 11 million and proportionately reduce the number of authorized shares of the Company’s capital stock. The reverse split will not affect any stockholder’s ownership percentage of Soligenix’s shares. The reverse split will not change the par value of the common stock or the number of shares of common stock Soligenix is authorized to issue.

The split-adjusted shares of Soligenix’s common stock will begin trading on Wednesday, February 1, 2012 under the symbol “SNGXD” with a “D” added for 20 trading days to signify that the reverse split has occurred. Soligenix's transfer agent, American Stock Transfer & Trust Company, will act as exchange agent for the reverse split. Soligenix stockholders will receive forms and notices to exchange their existing shares for new shares from the exchange agent or their broker.

About Soligenix, Inc.

Soligenix is a development stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally acting corticosteroid that has been initially developed for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. Soligenix is also conducting a National Cancer Institute (NCI)-supported Phase 1/2 clinical trial of SGX201 in the prevention of acute radiation enteritis. Additionally, Soligenix is developing SGX203 for the treatment of pediatric Crohn’s disease.

Through its Biodefense Division, Soligenix is developing countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s biodefense products in development are a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin and SGX204, a vaccine against anthrax exposure. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. Both RiVax™ and SGX204 are currently the subject of a $9.4 million National Institute of Allergy and Infectious Disease (NIAID) grant supporting development of new heat stable vaccines. Soligenix is also developing SGX202 for the treatment of gastrointestinal acute radiation syndrome (GI ARS) and has demonstrated positive preliminary preclinical results in a canine GI ARS model.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, SGX201, SGX202, SGX203, SGX204, RiVax™, and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the Data Safety Monitoring Board’s recent determination disclosed in our Form 8-K dated September 15, 2011 recommending that Soligenix stop its confirmatory Phase 3 clinical trial of orBec® in acute GI GVHD and the likelihood that: the FDA will  require that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® which will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201, SGX202, SGX203, SGX204, RiVax™ and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540